030 Putnam New York Tax Exempt Income Fund
5/31/05 Semi-annual

Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes 		Votes
      				For 		Withheld

Jameson A. Baxter 		80,826,001 	3,784,082
Charles B. Curtis 		80,829,895 	3,780,188
Myra R. Drucker 		80,924,694 	3,685,389
Charles E. Haldeman, Jr. 	80,909,005 	3,701,078
John A. Hill 			80,960,364 	3,649,719
Ronald J. Jackson* 		80,843,451 	3,766,632
Paul L. Joskow 			80,856,198 	3,753,885
Elizabeth T. Kennan 		80,737,279 	3,872,804
John H. Mullin, III 		80,812,102 	3,797,981
Robert E. Patterson 		80,823,909 	3,786,174
George Putnam, III 		80,916,746 	3,693,337
A.J.C. Smith** 			80,600,971 	4,009,112
W. Thomas Stephens 		80,800,087 	3,809,996
Richard B. Worley 		80,780,230 	3,829,853

* Mr. Jackson retired from the Board of Trustees on June 10,
2005.
** Mr. Smith resigned from the Board of Trustees on January 14,
2005.


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

		Votes 		Votes
      		For 		Against 	Abstentions
      		58,031,277 	5,525,395 	21,053,411


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		58,089,761 	5,365,831 	21,154,491

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		60,019,925 	3,546,298 	21,043,860

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted borrowings are not prohibited was approved as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		58,852,549 	4,570,189 	21,187,345


January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated, as follows:

      		Votes 		Votes
      		For 		Against 	Abstentions
      		58,770,366 	4,679,069 	21,576,947